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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                          JULY 10, 2003 CONFERENCE CALL


Operator:         Good day and welcome everyone to this Insituform Technologies conference call. This call is being recorded. At this time for opening comments and introductions, I would like to turn the call over to the Chairman and Chief Executive Officer, Mr.
                  Tony Hooper. Please go ahead sir.

Tony Hooper:      Good morning.  We will begin with the safe harbor statement.

Thomas Cook:      Any financial or statistical information presented during this call, including any non-GAAP measures and most directly comparable GAAP measures and a reconciliation to GAAP results will be available on our web site, insituform.com.

                  During this conference we will make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference. We do not assume a duty to update forward-looking statements. Please use caution and do not rely on such statements.

Tony Hooper:      I'm going to make some very brief remarks and then there will be 45-minute question and answer session during which Joe
                  White and I will take your questions. Before I start, I want to emphasize that all second quarter 2003 numbers which we cite in this conference call are preliminary. We have not closed the books and we have not had the audit yet.

                  We are obviously very disappointed with the disappointing unexpected results we've had for the quarter, which has just ended. This is due principally to issues in three operations-the Elmore operation in the tunneling segment, the Kinsel operation in the rehabilitation segment, and one of the CIPP operations in the rehab segment.

                  In the Elmore part of our tunneling segment, we expected revenues to be low and therefore earnings to be weak. However, we believed that all of the problems with the original Elmore contracts were already recognized and that we had the potential during the quarter to recover a good portion of these costs from customers through claims and change orders and from the former owners of Elmore against whom we've made a claim.

                  We were unable, however, during the quarter to settle any significant claims or change orders or to resolve our claims against the former owners of Elmore. We had anticipated settling at least some of these during the quarter. We are unable to estimate the amount or timing of recovery from either source at this time.

                  To our surprise we uncovered very substantial additional costs on these contracts which produced about 3.5 cents per share of unexpected losses. With the combination of low revenues and the costs on these old contracts, earnings from Elmore in the quarter were about 7 cents per share below last year.

                  To the best of knowledge all of the 12 original Elmore contracts are now complete except for the potential settlement of claims and change orders.


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                  We've booked some work in the first and second quarters, which should start to flow through Elmore in the third and especially the fourth quarter. So we hope for some improvement in this operation and a final end to the contract losses.

                  In the Kinsel part of our rehabilitation segment, we expected the challenge in 2003 to be replacing the revenue from the original multi-year term contract with JEA. The original JEA contract has been terminated and we have removed the balance of it from our backlog. The challenge of generating revenues overall was met with Kinsel revenues in the second quarter beating forecasts and showing growth of 10 percent over last year. However, that did not produce the expected earnings. Revenues in Jacksonville were down roughly one third due to the reduced work available, and income was only a quarter the amount we earned in the second quarter of 2002. Much improved profitability in other locations helped to offset some of this. however, the new West Coast operation, although successful in winning contracts, did not do well at execution and suffered losses.

                  The result is that the Kinsel operation earned five cents per share less than in the second quarter of 2002 and came in two cents below our 2003 forecast for the quarter.

                  In this conference call when I refer to missing forecasts, that's with reference to the center point of our April forecasts of 29 to 33 cents. In other words, it's relative to a 31 cent forecast.

                  In North American Cured-In-Place, we were expecting the second quarter to show the effect of cost reductions and good margins. CIPP gross margins, although slightly below the plan level because of revenue shortfalls, actually showed good improvement over last year.

                  Through the quarter, we continued to see two of our largest CIPP units running at revenues below last year, but within the range of our expectations. Reductions in both overhead and direct costs, were also evident. However, we had some issues come up. Because of higher costs and claims for healthcare, casualty and workers' compensation, we had unexpected additional costs, equivalent to roughly two cents per share.

                  One of our areas experienced problems involving an accident in wetout that resulted in a number of days of lost work. And combining those losses with other problems they had during the quarter, that amounted to about two cents per share of additional loss. Despite very strong performance at most of our domestic CIPP locations, these issues caused us to fall below our forecast and below last year. We missed our forecast earnings per share in CIPP by about 6 cents and we missed prior year by four cents.

                  European CIPP did well with strong gains in both revenues and earnings. The tunneling segment, exclusive of Elmore, had excellent results. Revenues were up 30 percent and earnings up over 40 percent compared to the same period last year.

                  TiteLiner generated a 50 percent revenue increase and moved from a small loss last year to a seven percent net profit this year.

                  I'm going to defer forecasts for the third quarter until our regular earnings release on July 24th, but I will talk a little bit about what we are doing about the problems in these three units.

                  The first thing to do in Elmore is to get the old contracts behind us. Hopefully, with respect to contract completion that has been done. We bought Elmore, not because of the attraction of those contracts, but because its qualifications would enable us to bid for work


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                  in California to which we would otherwise would not have had access. The future of this unit depends on that work coming to pass and on us being successful in winning the work.

                  Projects of all types in that market both large and small have been stretched out during the first half of this year. We have picked up some work at the end of the first quarter and during the second quarter, which will help us, but the value of Elmore is not going to be fully apparent until bookings improve. There are good prospects for bookings to materialize in the next two quarters and I'll talk about that more on July 24th.

                  The Kinsel operation has two issues. There are execution problems in the West Coast operation that we are addressing. We have to stop the losses there, but we are not going to shut that unit down. The other is the need to load each of the locations, which means we have to find more work in the locations, which are underloaded. The overall revenue situation in Kinsel does not indicate full loading in each location. This problem is getting attention. Integration of Kinsel with the other rehab units is proceeding.

                  Greater efforts are being made to sell combined projects, to use Kinsel as a subcontractor for our CIPP work, and to cross sell. However, it is clearly going to take some time to build up a fully profitable backlog in this business.

                  In the domestic CIPP business we are still feeling the effect of the low level of orders that we had through much of last year and the early part of this year. The weakness in backlog is not equally distributed. Some, in fact, several of our units are booming. But the locations that are short of work are being badly hurt. One operation in particular is very much weaker than last year. The answer to this of course is to build backlog, and this started to happen in the second quarter, with an estimated 25 percent increase in backlog, although the distribution of work is still not perfect.

                  In the second quarter, our CIPP orders were much stronger than they've been for the last three-quarters. And we don't at this stage have all the usual market analysis, but I think it is fair to say that our orders were up more because we increased market share, than because the market itself is up. Based on very preliminary analysis, we have not seen any change in CIPP pricing trends. We think there may be some reduction in competitive pressure in some sectors because of the severe limits surety companies are placing on bonding. Our strong balance sheet is a big asset here because we are not limited by bonding capacity.

                  I believe there are some positive factors in the overall rehab market outlook, but I will defer covering those until our scheduled conference call on July 25th. And with that we will open this call to your questions.

Operator:         Thank you. Today's question and answer session will be
                  conducted electronically. To ask a question, press the star key, followed by the digit one on your touch-tone phone.
                  Please make sure that your mute function is turned off, so your question will register in the Que. Again, that's star one, if you would like to ask a question.

                  And our first question, Arnie Ursaner, CJS Securities.

Arnie Ursaner:    Hi, good morning. One quick question I have is in the quarter, were there any one-time items or will there be charges related to the accident in Iowa? Is that part of this issue here?

Tony Hooper:      There are no charges related to the accident in Iowa. But
                  there were what we would consider one-time issues in that CIPP operation I referred to. We had about, in total, about


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                  two cents per share worth of problems. And one of those was a backup of sewage into a hospital basement that cost us our full insurance deductible.

                  And then we had an industrial accident in wetout which also cost us the insurance deductible and caused us to loose about 45 crew days of work because we weren't able to schedule around that problem on such short notice. So I believe those are in the nature of one-time events. Although, frankly Arnie, I can't claim every time there is an operating problem that it's a one-time event. We will have some background level of operating difficulties in busy quarters.

Arnie Ursaner:    And the other final questions, the final question I have is if you could kind of a little bit it sounds like your margins in CIPP may be improving. Given the very difficult competitive environment that has been out there, can you give us a feel for what is driving the improvement?

Tony Hooper:      Again, I will give more data on this on the next conference call, because I normally have in front of me the analysis of the pricing trends in both bidding and in revenue for the quarter. And we don't have that at this point because we haven't closed yet.

                  I think that there are clearly internal factors. The reduction in costs that we have made are definitely showing up in both direct costs and overhead costs and causing margin improvement. In considering the very low level of loading that we had in the areas that have been effected by this lack of backlog, the fact that the combined backlog in CIPP is so high, is a testament to the power of those improvements.

                  I don't know that we can say at this point, that the changes in competitive pressure are really having an effect on pricing, because there is enough randomness in the pricing. But certainly I expect that what I'm going to be able to say in the call in two weeks is that we continue to see pricing pressure either constant or abating and certainly not increasing.

Arnie Ursaner:    OK.  Thank you.

Tony Hooper:      Thank you, Arnie.

Operator:         Our next question Jeff Beach, Stifel Nicolaus.

Jeff Beach:       Yes, hi, Tony. Two questions. The first one is real quick. Do you see the trend in orders, order strength that you saw in the second quarter continuing into the third quarter in sewer rehab? I'll stop there first.

Tony Hooper:      OK. Thank you Jeff. It's very difficult to predict. What I would state is that I think that we are likely to be able to keep the pressure on the market and to keep our share up.
                  We've made some changes in our philosophy about that. And we've taken advantage of some of the improvements we have in our operation and our cost structure. And I believe that our data shows clearly that our market share has gone up in the second quarter.

                  So that whatever the market is strength is in the third quarter and beyond, I think we will carry something closer to our traditional share of that. I think part of what you are alluding to, and I hope to be able to speak to this more directly in the next call, is that we do have expectations that some of the at least one or two of the larger cities that have programs announced but in abeyance, are actually going to be putting out work to bid in the second half of this year.


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                  Now it's very difficult to predict when that will happen, but we do expect that St. Louis's program is going to begin to start. They are going to raise the rates in the third quarter. Whether or not they go for the bond issue, they do expect, the latest announcement is that they will go for the bond issue in the November election at latest.

                  We see positive signs in Atlanta where the mayor has pushed back pressure to defer spending in the sewer area. We see indications that Birmingham began to release fresh work in the second quarter. So I guess over all, I wouldn't want to convey a tone that says I have buoyant optimism about the market, because there is too much risk of being wrong. But in general the signs that I see for the customer end of the market are positive.

Jeff Beach:       All right. Thank you. And the second thing. Can you expand a little bit more on Elmore-by my calculation you've lost a lot of money in Elmore since you bought it over the last year, running into the millions it looks like. Can you realistically expect to get claims back? Can you give us a guess there on claims with customers? And then how much claims do you have against the owners of Elmore that you might be able to receive back?

Tony Hooper:      Well, I'm not going to make an estimate of what we might
                  receive from the owner. That matter is under active discussion with the owner and I hope we will settle it without litigation. We are holding some of their funds. So we do have some leverage. But I will try to let the negotiation process work its way out.

                  With respect to the contracts themselves, there are a significant dollar amount of claims and change orders that we have on customers. And it's very difficult to make a prediction. And I don't want to prejudice any of the negotiations. But there is some up side potential for recovery on those claims and the amount of recovery could be meaningful to future results. But I think it is very unlikely that we will recover anything like the totality of in fact it's impossible for us to recover the totality of the money that we've lost on those contracts since the purchase of Elmore.

                  We might be getting an amount back that would be, you know, one, two, $3 million, but that's nothing compared to the total amount of money that we've lost since acquisition on those bad contracts.

Jeff Beach:       And the last regarding Elmore looking back at a couple of
                  quarters, the first couple of quarters last year. It looks like, if I'm close, that your revenues are running about what they were last year, which was roughly a break-even. But there are so many moving parts in Elmore, it's kind of hard to tell.
                  At the current level, looking at the second half of this year, if you don't win more business, is the current run rate a break-even level at Elmore?

Tony Hooper:      Well, the revenue in Elmore in the second quarter this year is down about 35 percent from last year. So it's off substantially. I think the prospects for the third quarter, and we will talk again in more detail on the next call, the prospects in the third quarter would be that we ought to be closer to break-even. The worse that we would be exposed to is a small operating loss, because the biggest problem that we've had in Elmore, and the part that has been unexpected and not built into our forecasts, was the additional contract losses.

                  We took about $1.4 million pre-tax of contract losses in the second quarter on those contracts, none of which was built into our forecasts. I certainly think that by the fourth quarter that that operation should be in the black, but I would not expect it in the third quarter, just on an operations basis to be a significant drag on us.

Jeff Beach:       OK.  Thank you.


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Tony Hooper:      Thank you, Jeff.

Operator:         Our next question Lorraine Maikis, Merrill Lynch.

Lorraine Maikis:  Thank you. Just touching on Elmore for another minute. Last quarter you had received some unexpected bills on projects. This quarter you had some further losses. I know you said the contracts are substantially complete. But is there any assurance there that all of this is out of it now.

Tony Hooper:      Well, the answer to that is that there is a greater assurance than there was before. At the end of the first quarter of this year I'm not sure that I have the actual March number there were still three projects that were still open, if my memory is correct at the end of March. And I don't recall what the amount of work estimated to complete was at the end of March, but I know at the end of May there was still a little over a $1 million of work to be completed on three contracts.

                  And those three contracts, I'm informed, were completed during the month of June. So what we have now is as of June 30th, all 12 of the original Elmore contracts are considered complete. I can't give you an ironclad assurance that somebody is not going to find a trailing cost on that, although, obviously, people have looked at it exhaustively. But those contracts have astounded us with their ability to manifest additional costs late in their life cycle. So we believe that we are covered for that right now. And we hope that we've seen the end of it. And from here on in, that all we will see is some form of recovery.

Lorraine Maikis:  And then switching over to Kinsel you had said revenues are up and margins were down. Could you just get into a little bit in terms of what types of operating problems you were having out in California, and if the other areas of Kinsel are actually profitable and doing well?

Tony Hooper:      Yes, what's has happened in Kinsel is the overall revenue is up and that makes it look like there is no issue. But in fact what we have is in the whole Southeast operation, which includes Jacksonville, revenues are actually down substantially. And so that operation is underloaded. The result is that it is only earning a fraction of what it earned last year.

                  The operation in the central part of the country, that is based in Texas, has higher revenues than last year's and is doing much better in profitability than it was at the same time last year. A large chunk of the revenue that makes up for the decrease in revenue in Southeast, has been generated in the West in a new operation. And that operation is in startup mode and it's had all manner of execution difficulties on its contracts. It is basically, relatively inexperienced people and market conditions to which the people from Texas are not that accustomed. So they have in fact generated significant losses. I think the loss in that operation in the second quarter was on the order of $1 million. So that's really the two things that are hurting Kinsel.

                  We've made changes to the organization in California. So the Kinsel operation out there is in fact now under the direction of people who have much more general contracting experience from the tunneling side of our business. And I think we will work our way through those contracts and get that operation back to profitability. There is no reason why it shouldn't be profitable. That's going to take a quarter or two, I would expect.

                  I think it's a longer term prospect to rebuild the business volume throughout the Southeast in order to have the loading down there to generate the kind of profits that we had there last year.


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Lorraine Maikis:  And then just finally it seems like most of these problems, the Kinsel, Elmore, have to do with acquisitions made over the past couple of years. Could you just talk about your two most recent acquisitions and how you've structured these differently so we want see a continuation of these issues?

Tony Hooper:      Well, by the two most recent acquisitions, the most recent acquisition we made is the small sewer services business in the UK. Is that the one you are referring to?

Lorraine Maikis:  That one and then Insituform East.

Tony Hooper:      OK. Well, in Insituform East, we've announced--we don't have it yet. Insituform East probably is not going to close until the end of August at the earliest. And it is more likely going to be in September.

                  And I'll answer that one first. Without being glib, there is a pretty substantial difference between integrating a cured-in-place operation into our business and integrating something that is totally different. Because we have management that we can move in on the production side almost immediately. And we acquire good production management when we buy a CIPP operation.

                  The big thing for us to avoid in the territory of Insituform East, is making any of the mistakes that we made with the New York acquisition. And that is getting ourselves into local markets where we don't understand the labor situation. So we are taking a much more planned and structured approach to entering the market where Insituform East is. So I hope that we can avoid the kind of problems that we had with New York.

                  The sewer service business is a very, very small operation. And the management of that business will be retained for a transition period. We've had a very different track record with the acquisitions made in Europe and the acquisitions made in North America for, I think, at least two important reasons, aside from the fact that they are relatively small.

                  The first is that the acquisitions made in Europe are acquisitions that had an immediate complementarity with the existing business. I mean they were already in partnership doing business together. They had a substantial amount of prime or sub-contract relationships. And we kept for at least two to three years, the existing management of these small operations because we were able to keep them through earn-outs.

                  In the United States, with the two acquisitions that we made, both Kinsel and Elmore, we have not been able to succeed by using the existing management. In both cases we ran into operating difficulties very early on in the life cycle of those acquisitions that forced us to do something to replace the management. And that really stretched us.

                  So I think the first issue we've had with the two U.S. acquisitions has been that we didn't have a full team of people to drop in there to handle the production issues and the issues with respect to contracts and backlog, and issues with respect to generating new business. And less so the case with Elmore. Because Elmore's work is of a type we are already familiar with. And so we don't have a problem with Elmore contracts that have been acquired since the acquisition. It's only the pre-acquisition contracts.

                  But in the case of the Kinsel business, it is a business that is quite a bit different to our traditional CIPP operation and therefore it's been a learning experience for us, more so on the business development side, I think , than on the operation side. Because except for California, the operations have been very successful.


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                  That's a rather rambling answer, but I hope it gives you at least some key points about the difference in the acquisition strategy in Europe and here and going forward here versus the past.

Lorraine Maikis:  It does.  Thank you.

Tony Hooper:      Thank you, Lorraine.

Operator:         Our next question John Quealy, Adams, Harkness, and Hill.

John Quealy:      Hi, good morning. Looking back to the Elmore issues there. In terms of the unanticipated losses, Tony, could you talk a little bit about what they are comprised of? Whether subcontractors, supplier invoices, things along this nature?

Tony Hooper:      The largest dollar amount in the second quarter came from
                  unexpected bills from subcontractors. But essentially the overall problem with the Elmore contracts has been twofold.
                  One, their contracts, where we believed that the original estimates made for the contract costs to complete by the owner pre-closing, were not reasonable. They were much too optimistic.

                  And so on the work, we've suffered overruns that are very, very substantial. I don't mean 10 or 15 percent. I mean some of these have cost 4 or 5 times the original estimate. In addition, these contracts have all been associated or virtually all been associated with very substantial changes in scope. And that means that there are enormous change orders with the customers.

                  These are not, this is a new territory for us. These customers are not part of our existing customer base and so it's a very lengthy proposition to get those claims and change orders straightened out in contrast to what our normal process is. So we have the two issues with respect to those contracts.

John Quealy:      And just one follow-up. With regards to the subcontractors, you made mention that all of the acquired Elmore contracts seems to be completed as of the June quarter. Would you continue to use the same subcontractors with obviously different terms? Or are you bringing in new blood as it were to those areas for Elmore?

Tony Hooper:      Well, I'll answer that question in a round about way. I think first is an issue of the formality and management of subcontracts historically by the Elmore people. I believe that they were a lot more casual in the way they managed these things, and so there we things like verbal orders and verbal change orders that were given that were not documented. And so when these costs flowed through, there is no way to anticipate them. That's not the way that we work.

                  So in some cases it's the not fault of these subcontractors. I couldn't make a blanket statement that we would or would not use any particular subcontractor, but we certainly would not manage the projects in the way that was characteristic of Elmore.

John Quealy:      Great.  Thanks very much.

Tony Hooper:      Thank you, John.

Operator:         Again that's star one on your touch-tone phone for questions.
                  Our next question Jack Kasprzak, BB&T.


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Jack Kasprzak:    Thanks.  Good morning, Tony.

Tony Hooper:      Good morning, Jack.

Jack Kasprzak:    Can you tell us the one CIPP unit that was weak? Can you tell us where that was or is?

Tony Hooper:      I would rather punt on that question. Since clearly in that area, we are obviously being more aggressive in going after work. And I don't think it is any need to telegraph that to our competition. But it's a well-established area that has not historically had operating difficulties.

Jack Kasprzak:    OK. Second question. You mentioned in an earlier comment I think referenced a change in philosophy in the CIPP business.
                  Can you expand on that? What has changed with regard to your philosophy?

Tony Hooper:      Well, again I can only speak to this to a certain extent
                  because these calls are attended not just by investors but also heavily by competitors. I think that the, as the scope of projects has increased and broadened, so that more of the work that we were doing involved use of subcontractors, and as the ratio of material-to-labor costs in these projects changed, I think there was an inadequate response to the need firstly to manage the subcontractor costs to be competitive, and secondly to understand the kind of pricing dynamic that's required as the composition of the project changes. And so as we've looked at what impact that was having in our competitive position, I think we've been able to take an approach that is more reflective of the way those costs should be treated. And it is resulting in a greater success rate at the bid table.

Jack Kasprzak:    OK.  Thanks a lot.

Tony Hooper:      Thank you, Jack.

Operator:         And again that's star one if you would like to ask a question.
                  Having no further questions, Mr. Hooper, I would like to turn the conference back over to you for any additional or closing comments.

Tony Hooper:      All right. Well, thank you all for attending this morning on short notice. It's obviously no fun to be the bearer of such negative news. I hope to be able to give you more of a perspective on the future. And particularly on the market outlook in the next conference call. I look forward to talking to you then. Thank you.

Operator:         This does conclude today's conference. Thank you for your
                  participation. You may now disconnect.

                                       END